Supplement dated April 21, 2022
to the Thrivent Church Loan and Income Fund Statement of Additional Information dated July 29, 2021
1.Gerard V. Vaillancourt and Kathryn A. Stelter have announced their intentions to retire, and they have resigned from their positions as officers of the Fund effective April 20, 2022. All references to Mr. Vaillancourt and Ms. Stelter are hereby deleted from the Statement of Additional Information as of that date.
2.Effective April 20, 2022, the Board appointed the following officers:
Sarah L. Bergstrom will serve as Treasurer and Principal Accounting Officer, replacing Mr. Vaillancourt. Ms. Bergstrom served as Assistant Treasurer from 2018 to 2022.
Richard L. Ramczyk will serve as Assistant Treasurer, replacing Ms. Bergstrom. Mr. Ramczyk has served as Manager, Mutual Fund Accounting Operations at Thrivent Financial since 2011.
Andrew R. Kellogg will serve as Vice President, replacing Ms. Stelter. Mr. Kellogg has served as the Director of Strategic Partnerships at Thrivent Financial since 2021. Prior to that, he was Director, Client Relations at SS&C/DST Systems, Inc. from 2016 to 2021.
Please include this Supplement with your Statement of Additional Information.
36299